Exhibit 10.43

SETTLEMENT, RELEASE AND LICENSE AGREEMENT

THIS SETTLEMENT, RELEASE AND LICENSE AGREEMENT (“Agreement”) is entered into as of this 5th day of October, 2007 (the “Effective Date”), between Versata Software Inc., a corporation f/k/a Trilogy Software, Inc. existing under the laws of Delaware with its principal place of business at 5001 Plaza on the Lake, Austin, Texas 78746, and Versata Development Group, Inc., corporation existing under the laws of Delaware with its principal place of business at 5001 Plaza on the Lake, Austin, Texas 78746, on the one hand (which together with their Affiliates and their permitted successors and assigns are collectively referred to herein as “Versata”); and Selectica, Inc., a corporation existing under the laws of Delaware with its principal place of business at 1740 Technology Drive, San Jose, California 95110 (which together with its Affiliates and its permitted successors and assigns is collectively referred to herein as “Selectica”), on the other hand.

WITNESSETH

WHEREAS, Versata and Selectica are engaged in a lawsuit, styled Versata Software Inc., et al. v. Selectica, Inc., Civil Action No. 2:06CV444, pending in the United States District Court for the Eastern District of Texas, Marshall Division (the “Civil Action”);

WHEREAS, Versata is the owner of certain patents asserted in the Civil Action, as listed in Exhibit A hereto;

WHEREAS, Selectica desires a license to certain patents, as described herein;

WHEREAS, the Parties desire to exchange mutual general releases by which each Party releases any and all claims, whether known or unknown, against the other Party;

WHEREAS, Selectica acknowledges the validity and enforceability of the Versata Patents asserted in the Civil Action but otherwise denies the claims made by Versata in the Civil Action (except for any allegations expressly admitted by Selectica therein), and Versata denies the counterclaims made by Selectica in the Civil Action (except for any allegations expressly admitted by Versata therein); and

WHEREAS, each of Versata and Selectica, in contemplation of the uncertainties of the disputed Civil Action, respectively desires to compromise and settle the claims or counterclaims alleged in the Civil Action.

NOW, THEREFORE, in consideration of the mutual promises and obligations recited herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Versata and Selectica agree as follows:

1. DEFINITIONS. The following terms used in this Agreement shall have the meanings set forth below:

1.1 An “Affiliate” of, or Entity “Affiliated” with, a specified Entity, is an Entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Entity specified. In the case of Versata, the term “Affiliate” includes, without limitation, Trilogy, Inc., Trilogy Capital Holdings Corporation, Versata Enterprises, Inc. and Trilogy Enterprises Inc.

1.2 “Agreement” means this Settlement, Release and License Agreement.

1.3 “Control” and its derivative terms mean, with reference to a specified Entity, the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other voting or managerial equity interests in such Entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise.

1.4 “Covered Fields” shall mean the fields of Configuration, Pricing, Quoting, and Contract Management, including without limitation (i) the selection, configuration, pricing, and/or fulfillment of products and/or services and (ii) the management of procurement, sales, revenue, leasing and/or intellectual property contracts.

1.5 “Entity” means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, or any other incorporated or unincorporated business organization.

1.6 “Infringement” shall mean direct and indirect infringement and infringement under the doctrine of equivalents in any jurisdiction worldwide.

1.7 “Licensee Parties” shall mean, with reference to a Party, the customers, licensees, sublicensees, buyers, vendors, users, distributors, developers, resellers, original equipment manufacturers, original design manufacturers, value-added resellers, suppliers, importers, exporters, retailers, contractors, contract manufacturers, consultants and replicators of products or other items of such Party, but only with respect to and to the extent of such parties’ use or distribution of the products or services of a Party to this Agreement.

1.8 “Patents” shall mean all classes or types of patents and patent applications (along with patents issuing thereon) in any jurisdiction worldwide, including all provisionals, substitutes, renewals, continuations, continuations-in-part, divisionals, foreign counterparts, reissues, oppositions, continued examinations, reexaminations and extensions of any of the foregoing.

1.9 “Parties” means Versata and Selectica, and a “Party” means either of them.

1.10 “Payment Cap” means $7,500,000 (seven million five-hundred thousand US dollars).

1.11 “Purchase,” as used herein, means the sale of the entire business or a portion of the business, of either Party to a purchaser that is not an Affiliate of such Party (a “Purchaser”).

1.12 “Purchaser Products,” as used herein, means (i) the services provided or products existing, manufactured, sold, offered for sale, leased, licensed, or brokered by a Purchaser or its Affiliates prior to or as of the date of a Purchase; and/or (ii) the evolution of such Purchaser’s (or its Affiliates’) prior or existing products or services (as described in subpart (i) of this Section) after a Purchase.

1.13 The “Releases” refer to the releases described in Sections 4.1 and 4.2.

1.14 “Reporting Quarter” shall mean the three month period corresponding to Selectica’s fiscal quarter, currently March 31, June 30, September 30 and December 31.

1.15 “Selectica CPQ Revenue” shall mean all license, maintenance and consulting fees received by Selectica in the field of configuration, pricing and quoting, but excluding any Versata Customer CPQ Revenue. For clarity, the Selectica CPQ Revenue includes, but is not limited to, all maintenance, license and consulting fees received by Selectica following the Effective Date from its existing and future customer base (other than any Versata Customer as to which Versata Customer CPQ Revenue is realized by Selectica), regardless of when the applicable license, consulting and maintenance agreements with such customers became effective.

1.16 “Selectica Patents” as used herein, shall mean (i) all patents, patent applications, and provisional patent applications owned by, assigned to, or otherwise assertable by, or licensed to, Selectica as of the Effective Date (and patents issuing thereon); provided that, in the case of any patents, patent applications, or provisional patent applications that are licensed to Selectica by a third party, such patents, patent applications, and provisional patent applications shall be included in the definition of “Selectica Patents” only if Selectica has the right to grant sublicenses thereunder of the scope specified in Section 3.2 without triggering any royalty or other payment obligation to the licensor thereof; (ii) all patents, patent applications, and provisional patent applications filed by a person other than Selectica or one of its Affiliates (or solely by one or more employees of any of the foregoing), and patents issuing thereon, whether filed before or after the Effective Date, that were assigned or transferred to Selectica or any such Affiliate following the Effective Date; (iii) patent applications and provisional patent applications filed by Selectica or any of its Affiliates (and patents issuing thereon) at or after the Effective Date that have an effective filing date prior to the third anniversary of the Effective Date; and (iv) all parents, provisionals, substitutes, reissues, renewals, continuations, continuations-in-part, divisionals, foreign counterparts, oppositions, continued examinations, reexaminations and extensions of any of such patents, patent applications, and provisional patent applications to which reference is made in clause (i), (ii) or (iii) above owned by, filed by, assigned to or otherwise assertable by Selectica or any of its Affiliates, or successors in interest at any time (i.e. as of, prior to, or after the Effective Date), whether filed before, on or after the Effective Date (and patents issuing thereon).

1.17 “Selectica Products” shall mean (i) as of a particular time, any past or then current product, process, or service existing, manufactured, sold, offered for sale, leased, licensed, or brokered by Selectica and (ii) the evolution of such products, processes, and services in the future, excluding any portion of any product, process, or service both (a) that was not developed and designed by Selectica or developed and designed solely for the benefit of and under the direction of Selectica and additionally (b) in which Selectica does not have an unrestricted, royalty-free ownership or license right. All Selectica Products are limited solely to the Covered Fields.

1.18 “VDG” means Versata Development Group, Inc., a corporation existing under the laws of Delaware with its principal place of business at 5001 Plaza on the Lake, Austin, Texas 78745.

1.19 “Versata Customer” shall mean any customer of Versata that is not a configuration, pricing or quote customer of Selectica as of the time Versata provides Selectica with an Introduction Notice with respect to such customer in accordance with the definition of “Versata Customer CPQ Revenue”.

1.20 “Versata Customer CPQ Revenue” shall mean all license, maintenance and consulting fees received by Selectica in connection with new licenses or service sales after the Effective Date related to its configuration, pricing and quoting products (including successor configuration, pricing and quote products thereto) to a Versata Customer and to whom Versata has made an introduction after the Effective Date. For the purposes of this Agreement, an “introduction” shall be deemed to have been made when; (i) Versata’s CEO or General Counsel, at Versata’s sole discretion, has notified Selectica in writing that a specific Versata Customer introduction may be made (the “Introduction Notice”) pursuant to this Agreement (as of the date of this Agreement, no such notices have been provided by Versata to Selectica); and (ii) subsequent to an Introduction Notice and at the request of Selectica, a written, telephonic, or in-person introduction is initiated by Versata between Selectica and the applicable Versata Customer.

1.21 “Versata Patents,” as used herein, means (i) all patents, patent applications, and provisional patent applications owned by, assigned to, or otherwise assertable by, or licensed to, Versata as of the Effective Date (and patents issuing thereon); provided that, in the case of any patents, patent applications, or provisional patent applications that are licensed to Versata by a third party, such patents, patent applications, and provisional patent applications shall be included in the definition of “Versata Patents” only if Versata has the right to grant sublicenses thereunder of the scope specified in Section 3.1 without triggering any royalty or other payment obligation to the licensor thereof; (ii) all patents, patent applications, and provisional patent applications filed by a person other than Versata or one of its Affiliates (or solely by one or more employees of any of the foregoing), and patents issuing thereon, whether filed before or after the Effective Date, that were assigned or transferred to Versata or any such

Affiliate following the Effective Date; (iii) patent applications and provisional patent applications filed by the Versata or any of its Affiliates (and patents issuing thereon) at or after the Effective Date that have an effective filing date prior to the third anniversary of the Effective Date; and (iv) all parents, provisionals, substitutes, reissues, renewals, continuations, continuations-in-part, divisionals, foreign counterparts, oppositions, continued examinations, reexaminations and extensions of any of such patents, patent applications, and provisional patent applications to which reference is made in clause (i), (ii) or (iii) above owned by, filed by, assigned to or otherwise assertable by Versata or any of its Affiliates, or successors in interest at any time (i.e. as of, prior to, or after the Effective Date), whether filed before, on or after the Effective Date (and patents issuing thereon).

1.22 “Versata Products” shall mean (i), as of a particular time, any past or then current product, process, or service existing, manufactured, sold, offered for sale, leased, licensed, or brokered by Versata; and (ii) the evolution of such products, processes, and services in the future, excluding any portion of any product, process, or service both (a) that was not developed and designed by Versata or developed and designed solely for the benefit of and under the direction of Versata and additionally (b) in which Versata does not have an unrestricted, royalty-free ownership or license right.

2. COVENANT NOT TO SUE

2.1 Versata’s Covenant not to Sue Selectica. Upon Selectica’s payment of the Lump Sum Amount, Versata for itself and all of its predecessors, officers, directors, partners, employees, attorneys, successors, and assigns (the “Versata Covenanting Parties”) hereby covenant not to institute, prosecute or otherwise pursue any suit, action, or claim of any kind (including, without limitation, seeking an injunction), whether known or unknown, against: (i) Selectica, arising from, based upon, or relating to any past, present or future use, infringement, misappropriation, or conversion of any Versata Patents, provided such use, infringement, misappropriation, or conversion occurred within the Covered Fields; and/or (ii) any of Selectica’s Licensee Parties arising from or based upon any past or future use or infringement of such Patents arising out of such Licensee Parties’ use or distribution of a Selectica Product covered by any claim of the Versata Patents in connection therewith, provided such use or infringement occurs within the Covered Fields.

2.2 Selectica’s Covenant not to Sue Versata. Upon Selectica’s payment of the Lump Sum Amount, Selectica, for itself and all of its predecessors, officers, directors, partners, employees, attorneys, successors, and assigns (the “Selectica Covenanting Parties”) hereby covenant not to institute, prosecute or otherwise pursue any suit, action, or claim of any kind (including, without limitation, seeking an injunction), whether known or unknown, against: (i) Versata, arising from, based upon, or relating to any past, present or future use, infringement or conversion of the Selectica Patents, and/or (ii) any of Versata’s Licensee Parties arising from or based upon any past or future use, infringement or conversion of such Patents arising out of such Licensee Parties’ use or distribution of a Versata Product covered by any claim of the Selectica Patents in connection therewith.

3. LICENSE GRANTS

3.1 Versata’s Grant of Nonexclusive License to Selectica. Subject to the terms and conditions contained in this Agreement and effective upon payment of the Lump Sum Amount, Versata hereby grants to Selectica a fully paid-up, irrevocable (except as specifically provided herein), nonexclusive, nontransferable (except as set forth in Section 6.1 below), worldwide license under the Versata Patents to make, use, sell, develop, publish, distribute, lease, license, export, import, have made, offer to sell or otherwise transfer any product or service of Selectica covered by any claim of the Versata Patents that is within the Covered Fields, excluding any portion of any product, process, or service both (i) that was not developed and designed by Selectica or developed and designed solely for the benefit of and under the direction of Selectica and additionally (ii) in which Selectica does not have an unrestricted, royalty-free ownership or license right. Versata shall have no obligation hereunder to institute any action or suit against third parties for infringement of any of the Versata Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of the Versata Patents. Selectica shall have no right to institute any action or suit against third parties for infringement of any of the Versata Patents. Versata is not required to maintain the Versata Patents in force. Versata provides this license to the Versata Patents to Selectica AS IS, and without warranty of any kind. Versata agrees that the claims of the Versata Patents shall be deemed to be fully exhausted with respect to each product or service provided by Selectica to a Licensee Party of Selectica that is covered by the license granted in this Section 3.1 and that such license extends to each such Licensee Party’s use or distribution of such product or service of Selectica.

3.2 Selectica’s Grant of Nonexclusive License to Versata. Subject to the terms and conditions contained in this Agreement and effective upon payment of the Lump Sum Amount, Selectica hereby grants to Versata a fully paid-up, irrevocable (except as specifically provided herein), nonexclusive, nontransferable (except as set forth in Section 6.1 below), worldwide license under the Selectica Patents to make, use, sell, develop, publish, distribute, lease, license, export, import, have made, offer to sell or otherwise transfer any product or service of Versata covered by any claim of the Selectica Patents, excluding any portion of any product, process, or service that both (i) that was not developed and designed by Versata or developed and designed solely for the benefit of and under the direction of Versata and additionally (ii) in which Versata does not have an unrestricted, royalty-free ownership or license right. Selectica shall have no obligation hereunder to institute any action or suit against third parties for infringement of any of the Selectica Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of the Selectica Patents. Versata shall have no right to institute any action or suit against third parties for infringement of any of the Selectica Patents. Selectica is not required to maintain the Selectica Patents in force. Selectica provides this license to the Selectica Patents to Versata AS IS, and without warranty of any kind. Selectica agrees that the claims of the Selectica Patents shall be deemed to be fully exhausted with respect to each product or service provided by Versata to a Licensee Party of Versata that is covered by the license granted in this Section 3.2 and that such license extends to each such Licensee Party’s use or distribution of such product or service of Versata.

3.3 Validity of Licensed Patents.

(a) Selectica stipulates and agrees that the Versata Patents asserted in the Civil Action are valid and enforceable in full and further agrees not to challenge the validity or enforceability of any of the Versata Patents or to affirmatively or intentionally assist any other party in any challenge to the validity or enforceability of such Versata Patents (except that Selectica shall not be prohibited from taking any actions reasonably required in order to respond to legal process or discovery or to comply with any court order or other applicable laws or regulations).

(b) Versata agrees not to challenge the validity or enforceability of any of the Selectica Patents or to affirmatively or intentionally assist any other party in any challenge to the validity or enforceability of any Selectica Patents (except that Versata shall not be prohibited from taking any actions reasonably required in order to respond to legal process or discovery or to comply with any court order or other applicable laws or regulations).

4. MUTUAL GENERAL RELEASES AND DISMISSAL

4.1 General Release by Versata. Upon receipt of the Lump Sum Payment, Versata, on behalf of itself and its Affiliates (including without limitation Joseph A. Liemandt, Trilogy, Inc., Trilogy Capital Holdings Corporation, Versata Enterprises, Inc. and Trilogy Enterprises Inc.), principals, officers, directors, employees, agents, successors and assigns as of the Effective Date, shall and does hereby release and forever discharge Selectica and any parent, subsidiary, or other Affiliated or related corporations or entities, and each of their respective current and former officers, directors, agents, employees, representatives, and attorneys (collectively the “Selectica Released Parties”) from any and all claims, actions, causes of action, suits, damages, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments and demands, known or unknown, at law or in equity, of whatever character in any way that Versata (including its Affiliates) may have against any of the Selectica Released Parties, for any act, omission, reason or event occurring prior to the Effective Date, including, but not limited to, any of the foregoing relating to, based upon, or arising out of, the Lawsuit, any act of past or present Infringement, misappropriation or other violation of any Versata Patent or any trade secret or copyright owned or controlled by Versata prior to or as of the Effective Date, and any claim that would have been within the scope of the license or covenants not to sue granted by Versata in Section 3.1, if occurring after the Effective Date. This release attaches to and is transferred with each product and service provided by Selectica to any Selectica Licensee Party prior to the Effective Date (collectively, the “Released Selectica Items”). Versata, on behalf of itself and each other Versata Covenanting Party, covenants not to sue Selectica and each of the Licensee Parties of Selectica on account of any Released Selectica Items. Each Licensee Party of Selectica is intended to be and is a third-party beneficiary of this release, and has standing to enforce the terms of this release without joinder of any other such Licensee Party or Selectica. Nothing in this release shall discharge or otherwise affect the rights, duties and obligations created in this Agreement.

4.2 General Release by Selectica. Selectica, on behalf of itself and its Affiliates, principals, officers, directors, employees, agents, successors and assigns as of the Effective Date, shall and does hereby release and forever discharge Versata and any parent, subsidiary, or other Affiliated or related corporations or entities, and each of their respective current and former officers, directors, agents, employees, representatives, and attorneys (collectively the “Versata Released Parties”) from any and all claims, actions, causes of action, suits, damages, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments and demands, known or unknown, at law or in equity, of whatever character in any way that Selectica (including its Affiliates) may have against any of the Released Versata Parties, for any act, omission, reason or event occurring prior to the Effective Date, including, but not limited to, any of the forgoing relating to, based on, or arising out of the Lawsuit, any act of past or present Infringement, misappropriation or other violation of any Selectica Patent or any trade secret or copyright owned or controlled by Selectica prior to or as of the Effective Date, and any claim that would have been within the scope of the license or covenants not to sue granted by Selectica in Section 3.2, if occurring after the Effective Date. This release attaches to and is transferred with each product or service provided by Versata to any Versata Licensee Party prior to the Effective Date (collectively, the “Released Versata Items”). Selectica, on behalf of itself and each other Selectica Covenanting Party, hereby covenants not to sue Versata or any Licensee Party of Versata on account of any Released Versata Items. Each Licensee Party of Versata is intended to be and is a third-party beneficiary of this release, and has standing to enforce this release without joinder of any other Licensee Party of Versata. Nothing in this release shall discharge or otherwise affect the rights, duties and obligations created in this Agreement.

4.3 Dismissal of the Civil Action. In connection with the execution of this Agreement, Versata shall direct its counsel to execute and deliver by hand delivery or overnight courier to Selectica’s local counsel Elizabeth L. DeRieux at Brown McCarrol a Stipulation of Dismissal pursuant to F.R.C.P. 41(a) in the form attached here as Exhibit B (the “Dismissal”), dismissing with prejudice all claims and counterclaims made therein and specifying that all costs incurred therein (including attorneys’ and expert fees and expenses) shall be borne solely by the Party incurring such costs. Each of the Parties shall bear its own costs with regard to the Lawsuit, such filings, and this Agreement. No Party shall file the Dismissal until Selectica has completed the transfer of the Lump Sum Amount to Versata in accordance with Section 5.2(a) of this Agreement. Following Selectica’s receipt of confirmation that Versata has received the wire transfer of the Lump Sum Amount in accordance with Section 5.2(a) of this Agreement and that such funds have been credited to Versata, Selectica shall then (and only then) be permitted to file Dismissal in the Civil Action. Versata shall provide Selectica and its counsel electronic and telephonic confirmation of the crediting of such funds within four (4) hours of such crediting, provided that Selectica notifies Lance Jones (512-874-3167 / lance.jones@trilogy.com), Sean Fallon (512-874-4021 / sean.fallon@trilogy.com), and Scott Cole (512-692-8705 / scole@mckoolsmith.com) that the wire has been sent. Such Dismissal shall not be operative and may, under no circumstances be filed, except in accordance with this Section 4.3. If Selectica files the Dismissal in violation of the provisions of this Section 4.3, then any dispute relating thereto shall be resolved in the Court where the Civil Action is pending. The Parties agree that the United States District Court for the Eastern District of Texas, Marshall Division shall have sole and exclusive jurisdiction over an action for violation of this Section 4.3, and Selectica submits to the jurisdiction of the Eastern District of Texas and consents to venue in such District for such purposes. Selectica further covenants not to initiate any action (for declaratory judgment or otherwise) relating to any dispute regarding this Section 4.3 in any venue or jurisdiction other than the Court in which the Civil Action is pending as of the Effective Date.

4.4 Waiver of Certain Statutory Provisions. Versata and Selectica understand the significance of and, as further consideration for this Agreement, expressly waive any right or benefit that may be available under Section 1542 of the California Civil Code or any similar laws. Section 1542 of the California Civil Code provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4.5 Agreement Obligations not Released. The releases contained in sections 4.1 and 4.2 do not release any Party or its Affiliates from its respective obligations under this Agreement or the protective order entered in the lawsuit in the United States District Court for the Eastern District of Texas, captioned Trilogy Software Inc., et al. v. Selectica, Inc., Civil Action No. 2-04-CV-160 TJW, nor do such releases prevent any Party or its Affiliates from enforcing the terms and conditions of this Agreement against any other Party or its Affiliates.

5. SETTLEMENT CONSIDERATION

5.1 Cash Settlement Amount. Versata and Selectica agree that in exchange for the License and the settlement of the Civil Action, Selectica shall make non-refundable payments of Seventeen Million, Five Hundred Thousand U.S. Dollars ($17,500,000.00) (the aggregate amount of such payments being the “Cash Settlement Amount”), when and as provided in Section 5.2.

5.2 Cash Settlement Amount. The Cash Settlement Amount will consist of the following components:

(a) A lump-sum payment of Ten Million Dollars in United States currency ($10,000,000.00 US) (the “Lump Sum Amount”), which shall be paid to Versata within five (5) business days after the date of execution of this Agreement.

(b) Subject to the Payment Cap as set forth in Section 5.2(d) and the minimum quarterly payment obligation set forth in Section 5.3, for each Reporting Quarter beginning with the Reporting Quarter ending December 31, 2007, Selectica shall owe to Versata a periodic payment (hereinafter “Periodic Payment”) equal to ten percent (10%) of the Selectica CPQ Revenue for that quarter. Each Periodic Payment shall be due within ten (10) business days following Selectica’s public release of its financial results for such Reporting Quarter but no later than forty-five (45) days following the last day of such Reporting Quarter.

(c) Subject to the Payment Cap as set forth in Section 5.2(d) and the minimum quarterly payment obligation set forth in Section 5.3, for each Reporting Quarter beginning with the Reporting Quarter ending December 31, 2007, Selectica shall owe to Versata a payment (hereinafter “Versata Customer Joint Sales Payment”) equal to fifty percent (50%) of the Versata Customer CPQ Revenue for that quarter. Each Versata Customer Joint Sales Payment shall be due within ten (10) business days following Selectica’s public release of its financial results for such Reporting Quarter.

(d) Selectica shall have no further obligation to make any Periodic Payments or Versata Customer Joint Sales Payments at such time as the aggregate amount of Periodic Payments and Versata Customer Joint Sales Payments (including any minimum quarterly payments made pursuant to Section 5.3) equals the Payment Cap. If the aggregate amount of Periodic Payments and Versata Customer Joint Sales Payments paid by Selectica to Versata (including any minimum quarterly payments made pursuant to Section 5.3) exceeds the Payment Cap at any time, Versata shall promptly refund to Selectica the amount of the Periodic Payments or Versata Customer Joint Sales Payments made by Selectica (including any minimum quarterly payments made pursuant to Section 5.3) in excess of the Payment Cap.

(e) Selectica agrees to separately track its Selectica CPQ Revenue until such time as all payments have been made to Versata pursuant to Section 5.2. Selectica shall provide a report to Versata each fiscal quarter detailing the Selectica CPQ Revenue. Versata shall have the right to audit the books and records of Selectica and its Affiliates to ensure proper and accurate accounting for the Selectica CPQ Revenue.

(f) Tax Liability and Full Payment to Versata. Each Party shall bear its own tax liability. The Parties agree to cooperate and to complete and provide tax forms and other documents or information reasonably required by applicable tax authorities, in a timely manner upon being supplied such documents or requested for such information by the other Party.

5.3 Nature of the Quarterly Payment; Minimum Quarterly Payment. The payments to be made pursuant to Sections 5.2(b) and 5.2(c) represent staggered payment terms on a payment obligation. Notwithstanding any provision set forth herein to the contrary, until Periodic Payments and Versata Customer Joint Sales Payments (including minimum quarterly payments pursuant to this Section 5.3) have been made by Selectica to Versata in an aggregate amount equal to the Payment Cap, Selectica agrees to make Periodic Payments and Versata Customer Joint Sales Payments each calendar quarter that in the aggregate equal at least $200,000, irrespective of the amount of Selectica CPQ Revenue and Versata Customer CPQ Revenue that is realized by Selectica in respect of such calendar quarter. Selectica agrees and acknowledges that such payments shall not be reduced or eliminated as a result of any findings of invalidity, unenforceability, expiration or other circumstances affecting the Versata Patents.

5.4 Payment Instructions. The Lump Sum Amount and all other payments to be made hereunder shall be made by wire transfer to Versata as follows:

Bank Name:	***
ABA:	***
Account #	***

***CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6. LIMITATION ON RELEASES AND LICENSES

6.1 Transferability Matters.

(a) Except as otherwise provided in this Section 6.1, Versata, on the one hand, and Selectica, on the other hand, may not assign any rights or delegate any duties under this Agreement to any third party without the prior written consent of the other, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing or any other provision herein to the contrary, either Party may transfer its rights and obligations hereunder, in whole but not in part, to an assignee pursuant to a Purchase, but in no event shall any license, immunities and other rights following such assignment or transfer apply to or cover any Purchaser Products, subject to the following provisions of this Section 6.1(a). Notwithstanding the foregoing, the license, immunities and other rights granted hereunder shall apply to Selectica Products (which, for purposes this Section 6.1(a), include products, processes and services of only Selectica, Inc. and its then-current Affiliates prior to any such Purchase) and upgrades or enhancements to Selectica Products that existed or were offered for sale as of the date of the Purchase, in the case of a Purchase of Selectica; and to Versata Products (which, for purposes this Section 6.1(a), include products, processes and services of only Versata Software, Inc., Versata Development Group, Inc. and their then-current Affiliates prior to any such Purchase) and upgrades or enhancements to Versata Products or services that existed or were offered for sale as of the date of the Purchase, in the case of a Purchase of Versata. A Purchase shall not immunize Purchaser Products from suit, nor shall a Purchaser obtain any protection under this Agreement for Purchaser Products by consummating a Purchase or by combining or integrating Purchaser Products with any Selectica Products (or with any upgrades or enhancements to said Selectica Products), in the case of a Purchase of Selectica, or by combining or integrating Purchaser Products with any Versata Products (or with any upgrades or enhancements to said Versata Products), in the case of a Purchase of Versata; provided that (i) the license granted by Versata under the Versata Patents in all events shall continue to apply to any Selectica Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products and (ii) the license granted by Selectica under the Selectica Patents in all events shall continue to apply to any Versata Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products. Notwithstanding anything to the contrary in this Agreement, (x) Selectica agrees that the release, license, immunities and other rights provided herein may not be assigned or transferred for any purpose, including Purchase, to SAP America, Inc., SAP AG, Sun Microsystems, Inc., or any Affiliates thereof and (y) upon any Purchase or the acquisition of control of either Party by an Entity that was not in control of such Party as of the Effective Date (it being understood that “Party” for the purposes of this clause means Versata Software, Inc., Versata Development Group, Inc. or Selectica, Inc. and not any other Entity), the Selectica Patents and the Versata Patents shall include only those Patents owned or controlled by the relevant Party and its Affiliates (including any patents issuing on any patent applications pending immediately prior to consummation of the Purchase) immediately prior to consummation of the Purchase or such acquisition of control. Except as expressly set forth above in this Section 6.1(a), a Purchase shall not affect the licenses, immunities and other rights granted to a Party that is subject to a Purchase.

(b) If, after the Effective Date, Selectica or Versata, as the case may be, either: (i) transfers a product line to a third party (a “Product Line Transfer”) or (ii) spins off an Affiliate (either by disposing of it to a third party or in some other manner reducing ownership or control so that the spun-off entity is no longer an Affiliate) (an “Affiliate Spin Off”); then, in the case of a Product Line Transfer, Selectica or Versata, as the case may be, shall have the right to partially assign the license granted hereunder in respect of the relevant product line to the third party to which such product line is transferred (which third-party takes subject to the terms of this Agreement), solely to the extent such license applies to such product line and any upgrades or enhancements thereto, and, in the case of an Affiliate Spin Off, the license granted to such spun-off entity will continue (subject to the terms of this Agreement) as to the products owned by such spun-off Affiliate at the time of the spin-off and any upgrades or enhancements thereto. For purposes of this Section 6.1(b), any unaffiliated third-party to whom a product line is transferred or to whom an Affiliate is spun-off or otherwise disposed of shall be considered a “Purchaser,” and the products and services of the Purchaser existing immediately prior to such transfer or spin-off shall be considered to be Purchaser Products as defined in Section 1.12 of this Agreement. In no event shall any license, immunities and other rights following such Product Line Transfer or Affiliate Spin Off apply to or cover any such Purchaser Products, subject to the following provisions of this Section 6.1(b). Notwithstanding the foregoing, the license, immunities and other rights granted hereunder shall apply to Selectica Products (which, for purposes this Section 6.1(b), include products, processes and services of only Selectica, Inc. and its then-current Affiliates prior to any such Product Line Transfer or Affiliate Spin Off) and Versata Products (which, for purposes this Section 6.1(b), include products, processes and services of only Versata Software, Inc., Versata Development Group, Inc. and their then-current Affiliates prior to any such Product Line Transfer or Affiliate Spin Off) (as the case may be) that existed or were offered for sale as of the date of the Product Line Transfer or Affiliate Spin Off and any upgrades or enhancements thereto. A Product Line Transfer or Affiliate Spin Off shall not immunize Purchaser Products from suit, nor shall a Purchaser obtain any protection under this Agreement for Purchaser Products by consummating a Product Line Transfer or Affiliate Spin Off or by combining or integrating Purchaser Products with any Selectica Products or Versata Products (as the case may be) (or with any upgrades or enhancements thereto); provided that (i) the license granted by Versata under the Versata Patents in all events shall continue to apply to any Selectica Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products and (ii) the license granted by Selectica under the Selectica Patents in all events shall continue to apply to any Versata Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products. Notwithstanding anything to the contrary in this Agreement, (x) Selectica agrees that the release, license, immunities and other rights provided herein may not be assigned or transferred for any purpose, including a Product Line Transfer or Affiliate Spin Off, to SAP America, Inc.,

SAP AG, Sun Microsystems, Inc., or any Affiliates thereof and (y) upon any Product Line Transfer or Affiliate Spin Off, the Selectica Patents and the Versata Patents shall include only those Patents owned or controlled by the relevant Party and its Affiliates (including any patents issuing on any patent applications pending immediately prior to consummation of the Product Line Transfer or Affiliate Spin Off) immediately prior to consummation of the Product Line Transfer or Affiliate Spin Off. Except as expressly set forth above in this Section 6.1(b), a Product Line Transfer or Affiliate Spin Off shall not affect the licenses, immunities and other rights granted to a Party that is subject to a Product Line Transfer or Affiliate Spin Off.

6.2 No Grants to Third Parties. Except as stated herein, the releases and licenses, as set forth above, are not intended as and are not the grant of a license or any other rights under either the Versata Patents or the Selectica Patents to any third party, not expressly licensed or released.

6.3 No Sublicense. Neither Selectica nor Versata shall have any right to sublicense any right granted to it hereunder.

6.4 Reservation of Rights. Each Party reserves all rights and licenses not expressly granted to pursuant to this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1 General. Each Party warrants and represents to the other that (a) it has the right and power to enter into this Agreement and to settle and dismiss the Civil Action; (b) its execution hereof has been duly authorized by all necessary corporate action of such Party; and (c) it has all requisite legal rights necessary to grant the other Party all releases, licenses and covenants granted to the other Party as set forth above.

7.2 Versata’s Warranties. Versata expressly represents and warrants that (i) it is the sole and exclusive owner of all right, title, and interest in and to the Versata Patents identified on Exhibit A, (ii) it has all rights to license and enforce the Versata Patents, including the right to seek past damages for infringement, to grant releases with respect to infringement of the Versata Patents, and to license the Versata Patents, (iii) it will take no action, including but not limited to granting any license or other rights, under the Versata Patents, Versata’s claims or otherwise, that would conflict with, prevent, or otherwise frustrate the licenses, rights and other benefits granted to Selectica hereunder or the limitations imposed for the benefit of Selectica on the scope of the licenses and covenants granted or made by Selectica hereunder; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent, impair, or frustrate the full and complete exercise of the terms and conditions of this Agreement; and (v) it has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required, to enter into this Agreement (on behalf of itself and each of its Affiliates) and to carry out its obligations hereunder.

7.3 Selectica’s Warranties. Selectica expressly represents and warrants that (i) it is the sole and exclusive owner of all right, title, and interest in and to the Selectica Patents, (ii) it has all rights to license and enforce the Selectica Patents, including the right to seek past damages for infringement, to grant releases with respect to infringement of the Selectica Patents, and to license the Selectica Patents, (iii) it will take no action, including but not limited to granting any license or other rights, under the Selectica Patents, Selectica’s claims or otherwise, that would conflict with, prevent, or otherwise frustrate the licenses, rights and other benefits granted to Versata hereunder or the limitations imposed for the benefit of Versata on the scope of the licenses and covenants granted or made by Versata hereunder; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent, impair, or frustrate the full and complete exercise of the terms and conditions of this Agreement; and (v) Selectica has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required, to enter into this Agreement (on behalf of itself and each of its Affiliates) and to carry out its obligations hereunder.

8. TERM AND TERMINATION

8.1 Term. This Agreement shall become effective as of the Effective Date. The licenses and covenants granted or made in this Agreement shall remain in full force and effect until the last-to-issue of the Versata Patents and the Selectica Patents have expired and all rights thereunder have ceased to exist. All other rights and obligations under this Agreement shall survive any such expiration.

8.2 Termination due to Breach. If Selectica materially breaches its obligations set forth in Section 3.3(a) or fails to timely make any payment to Versata in breach of Selectica’s payment obligations under Section 5.2, Versata, at its option, may give written notice to Selectica of such breach stating the nature of the breach and that Versata intends to terminate this Agreement if such breach is not cured. If Versata gives any such notice of breach as provided in the immediately proceeding sentence and Selectica does not cure such breach within thirty (30) days after the receipt of such notice, then Versata, subject to compliance with Section 9.9 and 9.10 (as applicable), may terminate this Agreement. If Versata terminates this Agreement prior to Selectica paying Versata the entire Cash Settlement Amount, such termination by Versata will terminate any obligation of Selectica to make any payments under Section 5.2 that have not accrued and become due and payable thereunder prior to such termination.

9. GENERAL PROVISIONS

9.1 Non-warranty. Nothing in this Agreement shall be construed as a warranty or representation that making, using or selling of products by or for the either Party will be free from infringement of any patents other than the Versata Patents and Selectica Patents.

9.2 Successors, Subsidiaries, and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of Versata and Selectica, and their respective agents, representatives, subsidiaries, successors, trustees, heirs and assigns. Each Party shall advise every such successor, trustee, heir or assign, of the rights of the other Party pursuant to this Agreement, and shall further advise that such successor, trustee, heir or assign to the Versata Patents or Selectica Patents (or any of them individually) or this Agreement, takes such patents subject to the rights granted hereunder.

9.3 Agreement Obligations Not Released. The Releases are not intended to release any of the Parties from their respective obligations created by this Agreement or to prevent any Party from enforcing the terms of this Agreement against the other.

9.4 Entire Agreement. Each of the Parties acknowledges that no person has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce the execution of this instrument, and each signatory hereby acknowledges that such signatory has not executed this instrument in reliance upon any such promise, representation or warranty. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements between the parties, either written or oral, on the subject hereof. This Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the Parties hereto or their respective successors, heirs or assigns.

9.5 Names and Trademarks. Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity, or other marketing activities any name, trademark, or other designation of either Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, and each Party hereto agrees not to use the existence of this Agreement in any marketing activity, whether public or private.

9.6 Third Party Actions. Nothing contained in this Agreement shall be construed as (a) creating an obligation to bring or prosecute actions or suits against third parties for infringement, or to secure and/or maintain any of its intellectual property rights or (b) limiting the rights that a party has outside the scope of this Agreement.

9.7 Effective Date. This Agreement will become effective upon the exchange of facsimile copies of the required signatures and such faxed copies shall be binding and effective as if they were original signatures. The parties will thereafter exchange formal signed originals of this Agreement for their permanent records.

9.8 Bankruptcy. All licenses and releases granted under this Agreement are deemed to be, for the purpose of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to intellectual property as defined under Section 101 of the U.S. Bankruptcy Code, as amended. The Parties agree that, as licensees of such rights under this Agreement, they shall each retain and may exercise all of their rights and elections under the U.S. Bankruptcy Code, as amended.

9.9 Dispute Resolution. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any uncured breach of the Agreement, may be commenced, and no attempted termination of this Agreement pursuant to Section 8.2 shall become effective, until the procedures set forth in this Section have been followed. First, the respective Chief Executive Officers of the Parties shall meet in person in an attempt to resolve any dispute upon the written request of a Party setting forth the subject matter of the dispute and the relief request. Second, if the matter is not resolved within forty-five (45) days of the written request, the matter shall be submitted to JAMS for mediation by either Party providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of the mediation process. Except for such an action to obtain equitable relief, neither Party may commence a civil action with respect to the matters submitted to negotiation between the Chief Executive Officers or the mediation until thirty (30) days after the completion of the initial mediation session. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the prevailing party in any such dispute regarding this Clause shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees.

9.10 Versata’s Rights in the Event of Non-Payment by Selectica. If, for any reason, Selectica fails to make timely payment, Versata shall have the right (in addition to all other remedies available to it) to enforce this Agreement and Selectica’s payment obligations by instituting an action in the United States District Court for the Eastern District of Texas, Marshall Division, subject to compliance with the provisions of Section 9.9. The Parties agree that the United States District Court for the Eastern District of Texas, Marshall Division shall have sole and exclusive jurisdiction over an action for failure to make timely payment in breach of this Agreement. In the event Selectica fails to timely make the Cash Settlement Amount, it submits to the jurisdiction of the Eastern District of Texas and consents to venue in such District. Selectica further covenants not to initiate any action (for declaratory judgment or otherwise) relating to any payment dispute in any venue or jurisdiction other than in the United States District Court for the Eastern District of Texas, Marshall Division.

9.11 Attorneys’ Fees. In the event of litigation for breach of this Agreement, the prevailing party shall recover its attorneys’ fees, court costs, and other related expenses (including, if applicable, document discovery costs, expert witness fees and expenses, and other similar expenses) associated with such litigation.

9.12 Applicable Law. This Agreement shall be governed by and construed in accordance with the federal patent laws of the United States and the laws of the State of Delaware without regard to principles of conflicts of law.

9.13 Use of Patented Technology

(a) Versata shall have no liability for any claim, loss, cost, damage (consequential or otherwise), or expense of any kind or nature caused in whole or in part, directly or indirectly, by Selectica’s use of any technology or rights licensed herein. Selectica shall be solely responsible for each of its own applications and uses and for the consequences thereof. Versata is not obligated to defend, protect, or indemnify Selectica, nor, except as set forth herein, is Versata liable to Selectica for not defending, protecting, or indemnifying it, against infringement or claims of infringement of any patent, copyright or trademark or other intellectual property rights owned or claimed to be owned by any third party.

(b) Selectica shall have no liability for any claim, loss, cost, damage (consequential or otherwise), or expense of any kind or nature caused in whole or in part, directly or indirectly, by Versata’s use of any technology or rights licensed herein. Versata shall be solely responsible for each of its own applications and uses and for the consequences thereof. Selectica is not obligated to defend, protect, or indemnify Versata, nor, except as set forth herein, is Selectica liable to Versata for not defending, protecting, or indemnifying it, against infringement or claims of infringement of any patent, copyright or trademark or other intellectual property rights owned or claimed to be owned by any third party.

9.14 Confidentiality

(a) Subject to Section 9.14(b), Selectica and Versata shall keep all terms and conditions of this Agreement strictly confidential, and Selectica and Versata shall not now or hereafter disclose such terms and conditions to any third party except: (i) with the prior written consent of the other Party, (ii) as may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction, including without limitation the reporting and disclosure requirements of The NASDAQ Stock Market or the Securities and Exchange Commission, (iii) during the course of litigation so long as the disclosure of such terms and conditions is subject to the same restrictions as is the confidential information of the other litigating parties, such restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel only for use in the subject litigation and, to the extent reasonably practical, such disclosing Party provides the other Party written notice at least ten (10) business days prior to such disclosure, or (iv) in confidence to the professional legal and financial counsel representing such Party but only with respect to such Party’s legal or financial obligations relating to this Agreement, and not for use in any other litigation or licensing efforts or negotiations. With respect to the foregoing (ii), such disclosing Party shall, to the extent legally permissible and reasonable, provide the other Party with prior written notice of such applicable law, regulation or order and, at the request of the other Party, use reasonable efforts to limit the disclosure of the terms and conditions of this Agreement, and to obtain a protective order or other confidential treatment.

(b) No Party shall disclose the amounts of the Lump Sum Amount, any Periodic Payment, any Versata Customer Joint Sales Payment, or the Payment Cap, individually or in any combination, except (i) with the prior written consent of the other

Party; or (ii) as may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction, including without limitation the reporting and disclosure requirements of The NASDAQ Stock Market or the Securities and Exchange Commission. With respect to the foregoing (ii), such disclosing Party shall, to the extent legally permissible and reasonable, provide the other Party with prior written notice of such applicable law, regulation or order and, at the request of such other Party, use reasonable efforts to limit the disclosure of the amounts of Initial Payment, any Periodic Payment, any Versata Customer Joint Sales Payment, or the Payment Cap, individually or in any combination, and to obtain a protective order or other confidential treatment.

(c) Versata acknowledges that, pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, Selectica is required to file this Agreement with the Securities and Exchange Commission and that no assurances can be given that the Securities and Exchange Commission will permit any portion of this Agreement, as filed therewith, to be redacted and subject to any confidential treatment.

9.15 No Public Announcement. The parties may make a single press release substantially in the form and content of Exhibit C. Any other text to be included in a Party’s press release, if any, must be approved in advance by the other Party. Otherwise, no Party nor its Affiliates shall issue a press release or make any other public statement regarding this Agreement or the settlement of the Lawsuit, except with respect to each Party’s various public reporting obligations and in accordance with Section 9.14. In the context of private discussions with potential licensees or purchasers of the Versata Patents, Versata may privately state or confirm the fact that the Lawsuit has been settled and Selectica, its Related Parties and Licensee Parties are licensees, and Selectica, its Related Parties and Licensee Parties may do the same. In the context of private discussions with any Licensee Party or Released Party, the Parties may inform such Licensee Party or Released Party of the rights and obligations applicable to such Licensee Party or Released Party hereunder.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement as of the Effective Date.

Versata Software, Inc. Versata Development Group, Inc. and Versata (as defined herein):		Dated this October 5, 2007

By:	/s/ Joseph A. Liemandt
Joseph A. Liemandt
Assistant Secretary

Selectica Inc. and Selectica (as defined herein):		Dated this October 5, 2007

By:	/s/ Robert Jurkowski
Robert Jurkowski
CEO & Chairman

EXHIBIT A — VERSATA PATENTS-IN-SUIT

The following United States Patent Nos.:

5,515,524

5,708,798

6,002,854

EXHIBIT B — FORM OF STIPULATION OF DISMISSAL

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

MARSHALL DIVISION

Versata Software, Inc., f/k/a Trilogy	§
Software, Inc.; and Versata Development	§
Group, Inc., f/k/a Trilogy Development	§
Group, Inc.	§
§
Plaintiffs,	§
§
v.	§	CIVIL ACTION NO. 2:06-CV-444 (TJW)
§
Selectica, Inc.,	§
	§	JURY TRIAL DEMANDED
Defendant.	§

STIPULATION OF DISMISSAL PURSUANT TO F.R.C.P. 41(a)(1)(ii)

WHEREAS, Plaintiffs Versata Software, Inc., f/k/a Trilogy Software, Inc. and Versata Development Group, Inc., f/k/a Trilogy Development Group, Inc. (collectively “Versata”) and Defendant Selectica, Inc (“Selectica”) have entered into an agreement to settle the claims asserted in the above-captioned action on certain terms and conditions set forth in their agreement;

NOW, THEREFORE, Versata and Selectica, pursuant to Rule 41(a)(l)(ii) of the Federal Rules of Civil Procedure, through the signature of their counsel, stipulate herein

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to dismiss this action with prejudice, including all claims and counterclaims. Each party agrees to bear its own attorneys fees and expenses incurred in this action.

DATED: October     , 2007.

Respectfully submitted,

MCKOOL SMITH, P.C.

By:	Sam Baxter	By:

Lead Attorney

Texas State Bar No. 01938000

505 E. Travis, Suite 105

P.O. Box O

Marshall, Texas 75670

Telephone: (903) 927-2111

Telecopier: (903) 927-2622

sbaxter@mckoolsmith.com

Peter J. Ayers

Texas State Bar No. 24009882

payers@mckoolsmith.com

Laurie L. Gallun

Texas State Bar No. 24032339

lgallun@mckoolsmith.com

300 W. 6th Street, Suite 1700

Austin, Texas 78701

Telephone: (512) 692-8700

Facsimile: (512) 692-8744

S. Calvin Capshaw

ccapshaw@mailbmc.com

State Bar No. 03783900

Elizabeth L. DeRieux

ederieux@mailbmc.com

State Bar No. 05770585

Andrew W. Spangler

aspangler@mailbmc.com

State Bar No. 24041960

BROWN McCARROLL LLP

1127 Judson Road, Suite 220

Longview, TX 75601-5157

P.O. Box 3999

Longview, TX 75606-3999

Telephone: (903) 236-9800

Facsimile: (903) 236-8787

ATTORNEYS FOR PLAINTIFFS VERSATA SOFTWARE, INC. AND VERSATA DEVELOPMENT GROUP, INC.		David A. Segal CA State Bar No. 166635 Gibson, Dunn & Crutcher LLP 4 Park Plaza Irvine, California 92615 Telephone: (949) 451-3873 Facsimile: (949) 475-4662 dsegal@gibsondunn.com

ATTORNEYS FOR DEFENDANT SELECTICA, INC.

CERTIFICATE OF SERVICE

I hereby certify that all counsel of record who are deemed to have consented to electronic service are being served this     th day of October, 2007, with a copy of this document via the Court’s CM/ECF system per Local Rule CV-5(a)(3). Any other counsel or record will be served by electronic mail, facsimile transmission, and/or first class mail on this same date.

Elizabeth L. DeRieux

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

MARSHALL DIVISION

Versata Software, Inc., f/k/a Trilogy	§
Software, Inc.; and Versata Development	§
Group, Inc., f/k/a Trilogy Development	§
Group, Inc.	§
§
Plaintiffs,	§
§
v.	§	CIVIL ACTION NO. 2:06-CV-444 (TJW)
§
Selectica, Inc.,	§
	§	JURY TRIAL DEMANDED
Defendant.	§

STIPULATED ORDER OF DISMISSAL

The parties have jointly moved the Court, pursuant to Rule 41(a) of the Federal Rules of Civil Procedure, to enter an Order dismissing with prejudice all claims brought in this Civil Action by the parties.

IT IS HEREBY ORDERED, in accordance with Federal Rule of Civil Procedure 41(a)(2), as follows:

All claims brought by Versata Software, Inc. (f/k/a Trilogy Software, Inc.) and Versata Development Group, Inc. (f/k/a Trilogy Development Group, Inc.) in this Civil Action, are dismissed with prejudice.

All claims and counterclaims brought by Selectica, Inc. in this Civil Action are dismissed with prejudice.

Each party shall bear its own attorneys’ fees and costs that it has accrued in relation to all claims and all counterclaims in this action.

EXHIBIT C

JOINT PRESS RELEASE

SELECTICA AND VERSATA SOFTWARE ANNOUNCE SETTLEMENT OF PATENT

LITIGATION AND DEVELOPMENT OF JOINT MARKETING RELATIONSHIP

San Jose, Calif. – October X, 2007 – Selectica Inc. (NASDAQ: SLTC) and Versata Software, Inc. (formerly known as Trilogy Software, Inc.) announced today that they have reached an amicable settlement of a patent lawsuit pending in the United States District Court for the Eastern District of Texas since 2006. As part of the settlement, Versata will license the asserted patents together with others to Selectica for the life of the patents, and Selectica will pay to Versata an undisclosed sum in royalties. All claims made in the litigation will be dismissed with prejudice. The parties have agreed that the resolution of this lawsuit does not constitute an admission of liability.

In addition, Selectica and Versata entered into a joint marketing arrangement focused on revitalizating and growing the configuration and pricing market. Specifically, Versata will have the opportunity to market Selectica’s configuration, pricing and quoting (CPQ) solution to Versata’s installed customer base. Selectica and Versata will share in the license and services revenue generated through the joint marketing efforts.

“We are very pleased to resolve our patent litigation and turn an adversarial relationship into a strategic relationship that we believe can help accelerate our growth in the future,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “As part of the continued servicing of our CPQ installed base over the past few years, we have continually developed enhancements to our core CPQ technology. As a result, we believe that our product will be an attractive complement to Versata solutions. Most important, the joint marketing relationship with Versata will require minimal ongoing investment on our part, while providing meaningful revenue opportunities.”

“We are excited to transition our focus on this matter to growing the CPQ market,” said Randy Jacops, Chief Executive Officer of Versata Enterprises, Inc. parent company of Versata Software, Inc. “Our industry-leading solutions, backed by over 100 issued and in-process patents, and our relentless focus on customer success ensure robust solutions for all of our customers. The Versata-Selectica alliance, backed by a comprehensive intellectual property portfolio, will enable us to offer innovations and solutions unavailable from other competitors. We look forward to presenting the CPQ solutions to our customers and other companies looking for a world-class solution proven to drive significant business value.”

Selectica’s CPQ solution allows companies to effectively price and sell complex, configured products and services. Leveraging constraint-based technology, Selectica’s CPQ solution enables customer to easily set-up, modify and maintain pricing rules for configure-to-order products, resulting in opportunities for enhanced revenues, improved profit margins, and higher customer satisfaction.

With over a decade of use in Fortune 500 companies worldwide, Versata’s solutions and industry-specific customizations have set a standard for configuration capability. In addition to interactive product selection and configuration capabilities, Versata’s product portfolio also includes complex pricing, product multi-sourcing, and other solutions to drive effective enterprise and internet sales and marketing processes.

About Selectica, Inc.

Selectica (NasdaqGM: SLTC - News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

About Versata Enterprises, Inc.

With a global presence covering 45 countries, Versata Enterprises solves the most complex business problems for the world’s largest organizations. Versata Enterprises comprises a number of leading enterprise solution providers, including Versata, Inc., Artemis International Solutions Corporation, and the pending Gensym Corporation acquisition, in addition to Nextance, Inc. Versata distinguishes itself in the software industry by focusing on customer priorities as driven by value delivered. Versata’s market-leading Customer Success Program ensures customer involvement in product decisions and business priorities and provides a twice-yearly opportunity for customers to score Versata’s performance against commitments. Versata’s world-class engineering capability ensures substantive and valuable product releases, thereby ensuring customer success. Versata also offers customers the opportunity to leverage Versata’s global efficiency by offering a menu of services to help customers lower the cost of technology services across the enterprise. Versata’s relentless focus on customer priorities, coupled with an unmatched global engineering capability, ensures Versata customers benefit from continuous innovation and repeatable value propositions. Further information is available at http://www.versata.com.

Contact:	Tony Rossi, Financial Relations Board for Selectica
213-486-6545, trossi@financialrelationsboard.com

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with business partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the inability of the Company to avoid delisting from The Nasdaq Stock Market due to non-compliance with Marketplace rules, (vi) potential regulatory inquiries and litigation relating to the review of past stock granting practices and the related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.